EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Robert M. Garst, Chief Executive Officer
717-957-2196

RIVERVIEW FINANCIAL CORPORATION ANNOUNCES

RECORD EARNINGS FOR THE 2010 YEAR END

HALIFAX, PA, January 20, 2011 — Riverview Financial Corporation (OTCQB: RIVE) reported net income of $1,347,000 for the twelve months ended December 31, 2010, an increase of $236,000 or 21.2%, as compared with net income of $1,111,000 for the twelve months ended December 31, 2009.  Basic and diluted earnings per share were $0.77 per share for the year ended December 31, 2010 or 22.2% higher than basic and diluted earnings per share of $0.63 per share for the year ended December 31, 2009.  The annualized return on average assets for the 2010 year end was 0.51% as compared with 0.46% for the 2009 year end.  The annualized return on average equity was 5.27% for the year ended December 31, 2010 as compared with 4.45% for the year ended December 31, 2009.  Riverview’s book value per share increased to $14.31 at December 31, 2010, an increase of 1.3% from $14.12 at December 31, 2009.

Robert M. Garst, Chief Executive Officer, commented, “We are very proud of the record earnings we achieved during 2010 particularly in these challenging economic times.  Throughout 2010 Riverview was consistent in reporting strong earnings by providing a unique brand of personalized services delivered by a talented and dedicated staff of banking professionals.  Our solid year end results are not only characterized by strong core earnings growth, but confirm the success of our ongoing efforts to manage our balance sheet, improve our efficiencies and safeguard our asset quality.  We have the liquidity to lend to well-qualified individuals and businesses, while we remain committed to our conservative underwriting standards that have served us well.  Also we are well capitalized, as defined by our regulators, and we are confident that our capital position supports our ability to continue to enhance shareholder value.”

Riverview Financial Corporation, with assets of $275.4 million, is the bank holding company for its principal subsidiary, Riverview National Bank, which serves the communities of Perry, Dauphin, Cumberland and Schuylkill counties through the five full service branches of The First National Bank of Marysville and the four full service branch facilities and one drive-up office of Halifax National Bank.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.